Exhibit 10.16(c)

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of the 3rd day of January, 2012 by and between Integra LifeSciences Holdings Corporation, a Delaware Corporation, and Judith E. O’Grady (“Executive”).

Background

WHEREAS, this Agreement is, in part, intended to specify the financial arrangements that the Company (as defined below) will provide to Executive upon Executive’s separation from employment with the Company in connection with or after a Change in Control (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:

Terms

1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

(a)	“Base Salary” shall mean a minimum base salary of $275,000 per year, payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Executive’s Base Salary shall be subject to annual reviews, and may increase pursuant to such reviews, in which case the increased annual Base Salary shall become the “Base Salary.”

(b)	“Board” shall mean the Board of Directors of the Company, or any successor thereto.

(c)	“Cause,” as determined by the Board in good faith, shall mean Executive has —

(1)	failed to perform his stated duties in all material respects, which failure continues for 15 days after his receipt of written notice of the failure;

(2)	intentionally and materially breached any provision of this Agreement and not cured such breach (if curable) within 15 days of his receipt of written notice of the breach;

(3)	demonstrated his personal dishonesty in connection with his employment by the Company;

(4)	engaged in a breach of fiduciary duty in connection with his employment with the Company;

(5)	engaged in willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or

(6)	been convicted or entered a plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

(d)	A “Change in Control” of the Company shall be deemed to have occurred:

(1)	if the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than fifty percent (50%) of the combined voting power of Company Voting Securities (as herein defined) is acquired by any individual, entity or group (a “Person”), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (for purposes of this Agreement, “Company Voting Securities” shall mean the then outstanding voting securities of the Company entitled to vote generally in the election of directors); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (3) of this definition shall not be a Change in Control under this paragraph (1); or

(2)	if individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason during any period of at least 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)	upon consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of any entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) Company Voting Securities outstanding immediately prior to such Business Combination (or if such Company Voting Securities were converted pursuant to such Business Combination, the shares into which such Company Voting Securities were converted) (x) represent, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”) and (y) are held in substantially the same proportions after such Business Combination as they were immediately prior to such Business Combination; (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(4)	upon approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Company” shall mean Integra LifeSciences Holdings Corporation and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Integra LifeSciences Holdings Corporation.

(g)	“Disability” shall mean Executive’s inability to perform his duties hereunder by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.

(h)	“Good Reason” shall mean:

(1)	a material breach of this Agreement by the Company which is not cured by the Company within 15 days of its receipt of written notice of the breach;

(2)	during the one-year period following a Change in Control, the relocation by the Company of Executive’s office to a location more than forty (40) miles from Princeton, New Jersey, or, where Executive’s office is located other than at the Company’s headquarters in Plainsboro, New Jersey, to a location more than forty (40) miles from the location of Executive’s office on the date hereof;

(3)	the Company’s failure to obtain the assumption of this Agreement by any successor to the Company; or

(4)	during the one-year period following a Change in Control, the Company, without Executive’s express written consent, effects: (i) a reduction in Executive’s Base Salary, bonus opportunity (if applicable) or the aggregate fringe benefits provided to Executive; or (ii) a substantial alteration of Executive’s authority and/or title or other substantial diminution in the nature or status of Executive’s responsibilities in a manner reasonably construed to constitute a demotion.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for voluntary termination, (2) the Company fails to cure such acts or omissions within 30 days of its actual receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than 30 days after the expiration of the cure period.

(i)	“Retirement” shall mean the termination of Executive’s employment with the Company in accordance with the retirement policies, including early retirement policies, generally applicable to the Company’s salaried employees.

(j)	“Term” shall have the meaning set forth in Section 2 hereof.

(k)	“Termination Date” shall mean the date on which Executive’s employment with the Company terminates, as specified in the Termination Notice.

(l)	“Termination Notice” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision; (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 16(i).

2. Term of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall terminate on December 31, 2012 (the “Term”), provided, that, notwithstanding any decision of the Company not to extend this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the date on which a Change in Control occurs if a Change in Control shall have occurred during the Term and while Executive is employed by the Company.

3. Termination of Employment.

(a)	Prior to a Change in Control. Executive’s rights upon termination of employment prior to a Change in Control shall be governed by the Company’s standard employment termination policies and practices applicable to Executive in effect at the time of termination or, if applicable, any written employment agreement between the Company and Executive other than this Agreement in effect at the time of termination.

(b)	After a Change in Control.

(i)	From and after the date of a Change in Control during the Term, the Company shall not terminate Executive from employment with the Company except as provided in this Section 3(b) or as a result of Executive’s Disability, Retirement or death.

(ii)	From and after the date of a Change in Control during the Term, the Company shall have the right to terminate Executive from employment with the Company at any time during the Term for Cause, by written notice to Executive, specifying the particulars of the conduct of Executive forming the basis for such termination.

(iii)	From and after the date of a Change in Control during the Term, subject to Section 4 below: (x) the Company shall have the right to terminate Executive’s employment without Cause, at any time; and (y) Executive shall have the right to voluntarily terminate his employment for Good Reason.

4. Payments Upon Termination of Employment.

(a)	As consideration for the restrictive covenants contained in Section 5, in the event that within twelve months of a Change in Control (i) Executive terminates his employment for Good Reason, or (ii) Executive’s employment is terminated by the Company for a reason other than Retirement, Disability, death or Cause, then the Company shall:

(i)	pay Executive a lump-sum severance amount equal to Executive’s annual Base Salary (determined without regard to any reduction that would give rise to Good Reason) as of his last day of active employment; the severance amount shall be paid in a single sum on the first business day of the month following the Termination Date; and

(ii)	maintain and provide to Executive, for a period commencing on the Termination Date and ending on the earlier of (A) the end of the twelfth month after the Termination Date, or (B) Executive’s death, continued health coverage in the plan in which Executive was participating immediately prior to the Termination Date; provided that the continuation of such coverage is not prohibited by the terms of the plan or by the Company for legal reasons; and provided further, that in order to receive such continued coverage, Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required to pay for such coverage and the Company shall reimburse to Executive the amount of such monthly premium, less the amount that Executive was required to pay for such coverage immediately prior to the Termination Date (the “Health Payment”), no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by Executive. To the extent not otherwise exempt from Section 409A of the Code, the Health Payment shall be reimbursed to Executive in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv); and

(iii)	pay to Executive a lump sum cash payment within thirty (30) days following Executive’s Termination Date equal to the premium cost of continuing the life and disability insurance in effect on Executive’s Termination Date for the period ending on the end of the twelfth month after the Termination Date; provided that the continuation of such benefits is not prohibited by the terms of the plan or by the Company for legal reasons.

(iv)	If any payment or benefit to Executive under this Agreement would be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and, if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and federal income tax imposed by the Code, Executive’s net proceeds of the amounts payable and the benefits provided under this Agreement would be less than the amount of Executive’s net proceeds resulting from the payment of the Reduced Amount described below, after reduction for federal income taxes, then the amount payable and the benefits provided under this Agreement shall be limited to the Reduced Amount. The “Reduced Amount” shall be the largest amount that could be received by Executive under this Agreement such that no amount paid to Executive under this Agreement and any other agreement, contract or understanding heretofore or hereafter entered into between Executive and the Company (the “Other Agreements”) and any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Executive (a “Benefit Plan”) would be subject to the Excise Tax. In the event that the amount payable to Executive shall be limited to the Reduced Amount, then, first non-cash benefits that are not equity-based shall be reduced, then equity award vesting acceleration and next new equity award grants shall be reduced, followed by a reduction of cash payments, including without limitation the severance amounts set forth in Section 4, beginning with payments that would be made last in time, in all cases, (A) if and to the extent not already provided, accelerated, granted or paid, as applicable, prior to the date of such reduction, (B) only to the least extent necessary so that no portion thereof shall be subject to the Excise Tax, (C) in a manner that results in the best economic benefit to Executive, and (D) to the extent economically equivalent, in a pro rata manner.

(v)

Notwithstanding any provision to the contrary herein, if at the time of Executive’s termination of employment the Company’s stock is publicly traded and Executive is a “specified employee” (as such term is defined in Section 409A(2)(B)(i) of the Code and its corresponding regulations), then, to the extent that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, all payments to Executive pursuant to this Section 4(a) that are deemed as deferred compensation subject to the requirements of Section 409A of the Code shall not be paid to Executive until as soon as administratively practicable following the expiration of the six month period following the date of Executive’s Termination Date, but not later than the first Company payroll date that occurs after the end of such six month period. If Executive dies during such six-month period and prior to the payment of the postponed amounts hereunder, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the payments payable pursuant to this Section 4(a) are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under Section 1274(d) of the Code on Executive’s Termination Date.

(b)	Other Termination. In the event that Executive’s employment terminates other than as set forth in Section 4(a), Executive’s rights upon termination shall be governed by the Company’s standard employment termination policies and practices applicable to Executive in effect at the time of termination or, if applicable, any written employment agreement between the Company and Executive other than this Agreement in effect at the time of termination.

(c)	Termination Notice. Except in the event of Executive’s death, a termination under this Agreement shall be effected by means of a Termination Notice.

5. Restrictive Covenants.

(a)

Covenant Not to Compete. During the Term and for a period of one year following the Termination Date of Executive’s employment, Executive shall not, without the express written consent of the Company, directly or indirectly: (I) engage, anywhere within the geographical areas in which the Company is conducting business operations or providing services as of the date of Executive’s termination of employment, in the tissue engineering business (the use of implantable absorbable materials, with or without a bioactive component, to attempt to elicit a specific cellular response in order to regenerate tissue or to impede the growth of tissue or migration of cells) (the “Tissue Engineering Business”), neurosurgery business (the use of surgical instruments, implants, monitoring products or disposable products to treat the brain or central nervous system) (“Neurosurgery Business”), instrument business (general surgical handheld instruments used for general purposes in surgical procedures) (“Instrument Business”), reconstruction business (bone fixation devices for foot and ankle reconstruction procedures) (“Reconstruction Business”)

or in any other line of business the revenues of which constituted at least 50% of the Company’s revenues during the six (6) month period prior to the Termination Date (together with the Tissue Engineering Business, Neurosurgery Business, Instrument Business and Reconstruction Business, the “Business”); (II) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business; (III) seek in competition with the Business to procure orders from or do business with any customer of the Company; (IV) solicit, or contact with a view to the engagement or employment by any person or entity of, any person who is an employee of the Company; (V) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (VI) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged and provided, further, however, that nothing set forth in this Section 5(a) shall prohibit Executive from becoming an employee or agent of, or consultant to, any entity that is engaged in the Business so long as Executive does not engage in any activities in the Business in any capacity for said entity.

(b)	Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, the Company books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of employment for any reason, Executive shall deliver to the Company all copies thereof which are then in his possession or under his control. No information shall be treated as “confidential information” if it is generally available public knowledge at the time of disclosure or use by Executive.

(c)	Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions and improvements to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 5(c) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining and enforcing patents and copyrights thereon in such countries as the Company shall determine.

(d)	Breach of Covenant. Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 5 and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of this Section 5 are held to be in any respect unenforceable, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

(e)	Survivability. Executive’s obligations under this Section 5 shall survive termination of this Agreement and/or termination of Executive’s employment regardless of the manner of termination and shall be binding upon Executive’s heirs, executors, administrators and legal representatives.

6. Condition to Payment. Executive’s receipt of the compensation benefits set forth herein are expressly conditioned upon Executive’s execution of a general release satisfactory to the Company within twenty-one (21) days (or to the extent required by applicable law, forty-five (45) days) following the Termination Date and Executive’s non-revocation of such release within seven (7) days thereafter.

7. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8. No Set-off. Following a Change in Control, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or otherwise arising.

9. Limitation on Obligations of the Company. Executive understands that this Agreement does not create an obligation on the Company or any other person or entity to continue his employment or to exploit any Inventions. Executive understands and acknowledges that his employment with the Company is for an unspecified duration and constitutes “at-will” employment and that this employment relationship may be terminated at any time, with or without cause, either at Executive’s or the Company’s option, with or without notice.

10. Executive Duties. Unless such notice is waived by the Company, Executive shall not terminate employment with the Company without giving 30 days’ prior notice to the Board, and during such 30-day period Executive will assist, as and to the extent reasonably requested by the Company, in training the successor to Executive’s position with the Company; provided, however, that the provisions of Section 1(h) shall control over this Section 10 in the event of a voluntary termination by Executive for Good Reason.

11. Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

12. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Executive and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.

13. Death of Executive. Any amounts due Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid in a single sum within thirty (30) days after Executive’s death to Executive’s surviving spouse, or if none, to the duly appointed personal representative of his estate.

14. Legal Expenses. In the event of a termination pursuant to Section 4(a) hereof, the Company shall also pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain to enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise).

15. Miscellaneous.

(a)	Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf.

(b)	Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(c)	ERISA. For purposes of the Employee Retirement Income Security Act of 1974, as amended, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension plan, and shall be construed and administered with that intention.

(d)	Prior Employment. Executive represents and warrants that his acceptance of employment with the Company has not breached, and the performance of his duties for the Company will not breach, any duty owed by him to any prior employer or other person.

(e)	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation or this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

(f)	Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.

(g)	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.

(h)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

(i)	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, New Jersey 08536

Attn: President and CEO

With a copy to:

The Company’s General Counsel:

To Executive:

Judith E. O’Grady

c/o Integra LifeSciences Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

(j)	Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

(k)	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Jersey.

(l)	Section 409A.

(i)	This Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder and to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(ii)	All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under the Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION		EXECUTIVE

By:	/s/ Peter J. Arduini	/s/ Judith E. O’Grady
Its:	President and Chief Executive Officer	Judith E. O’Grady

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